UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   GALLIHER, DAVID A
   2500 WEST BERWYN ROAD
   MUNCIE, IN  47304
   USA
2. Issuer Name and Ticker or Trading Symbol
   FIRST MERCHANTS CORPORATION
   FRME
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   February 29, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |02-01-|P   | |12.3411           |A  |24.3090    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |02-11-|M   | |900               |A  |12.9445    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |02-11-|M   | |900               |A  |15.3889    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |02-11-|M   | |900               |A  |16.6667    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |02-11-|M   | |900               |A  |20.8333    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |02-11-|M   | |900               |A  |30.4375    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |02-11-|M   | |1,000             |A  |23.8125    |21,820.1654        |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |907                |I     |Spouse-Agency & IRA        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Non-Employee Director |12.9445 |02-11|M   | |900        |D  |01-01|06-30|Common      |900    |       |            |   |            |
Stock Option (Right to|        |-00  |    | |           |   |-95  |-04  |            |       |       |            |   |            |
 Buy)                 |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |15.3889 |02-11|M   | |900        |D  |01-01|06-30|Common      |900    |       |            |   |            |
                      |        |-00  |    | |           |   |-96  |-05  |            |       |       |            |   |            |
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                      |16.6667 |02-11|M   | |900        |D  |01-01|06-30|Common      |900    |       |            |   |            |
                      |        |-00  |    | |           |   |-97  |-06  |            |       |       |            |   |            |
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                      |20.8333 |02-11|M   | |900        |D  |01-01|06-30|Common      |900    |       |            |   |            |
                      |        |-00  |    | |           |   |-98  |-07  |            |       |       |            |   |            |
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                      |30.4375 |02-11|M   | |900        |D  |01-01|06-30|Common      |900    |       |            |   |            |
                      |        |-00  |    | |           |   |-99  |-08  |            |       |       |            |   |            |
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                      |23.8125 |02-11|M   | |1,000      |D  |01-01|06-30|Common      |1,000  |       |O           |D  |            |
                      |        |-00  |    | |           |   |-00  |-09  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
SIGNATURE OF REPORTING PERSON
David A. Galliher (Confirming Signature on File)
DATE
March 1, 2000